Exhibit 99.1

        Kodak's 3rd-Quarter Sales Rise 5% to $3.553 Billion


    ROCHESTER, N.Y.--(BUSINESS WIRE)--Oct. 19, 2005--Eastman Kodak

    -- Digital Sales Surge 47%, Led by Graphic Communications and Consumer Portfolio

    -- 3rd-Qtr GAAP Net Loss Totals $1.029 Billion ($3.58 Per Share), Largely Reflecting Tax Valuation Allowances and Accelerated Restructuring Charges

    --  Company Reaffirms Three Key Metrics from September Investor
        Meeting: Digital Revenue Growth, Digital Earnings Growth and Cash Generation

    Eastman Kodak Company reported that revenue rose 5% in the third quarter, led by a 47% increase in the sale of digital products and services. The performance primarily reflects strong demand for the market-leading offerings from the company's Graphic Communications and consumer digital portfolio.
    On the basis of generally accepted accounting principles in the U.S. (GAAP), the company reported a third-quarter loss of $1.029 billion, or $3.58 per share, largely stemming from a $900 million ($3.13 per share) non-cash charge to record a valuation allowance against the net deferred tax assets in the U.S. This reserve was an accounting requirement resulting from the company's continuing losses in the U.S. created by the accelerated and extensive restructuring activity required by the decline in the traditional business.

    For the third quarter of 2005:

    -- Sales totaled $3.553 billion, an increase of 5% from $3.374 billion in the third quarter of 2004. Digital revenue totaled $1.888 billion, a 47% increase from $1.283 billion.
        Traditional revenue totaled $1.661 billion, a 20% decline from $2.085 billion.

    -- The GAAP net loss was $1.029 billion, or $3.58 per share, compared with GAAP earnings of $458 million, or $1.60 per share, in the year-ago period.

    -- The company's loss from continuing operations in the quarter, before income taxes, interest, and the net of other income and charges, was $103 million, compared with earnings from operations of $3 million in the year-ago quarter.

    -- Digital earnings were $10 million, compared with $6 million in the year-ago quarter. This includes the favorable impact of $18 million in the third quarter of reallocating certain costs from the digital business to the traditional business, as well as a $5 million charge for reducing the useful life of certain digital assets. To calculate a common basis of comparison with the company's full-year digital earnings projection, as adjusted for the two accounting changes cited, requires the exclusion of $44 million of costs associated with Creo's operating results and purchase accounting for the KPG and Creo acquisitions, as well as the exclusion of $12 million of in-process research and development credits. On this basis, digital earnings in the third quarter were $42 million, and they were greatly improved in September versus the first two months of the quarter. This supports the company's previously expressed view that the bulk of Kodak's digital earnings in 2005 will be generated in the last four months of the year.

    "In the third quarter, our digital revenue exceeded our traditional revenue for the first time on a quarterly basis, representing another milestone in our digital transformation," said Antonio M. Perez, Chief Executive Officer and President, Eastman Kodak Company. "As importantly, on the basis outlined above, our digital earnings were 3.5 times greater than in the year-ago quarter, and September's significant improvement increases our confidence for strong digital earnings in the fourth quarter.
    "We remain committed to the 2005 cash flow target presented at our Sept. 28 investor meeting," Perez said. "For the quarter, our cash flow performance was consistent with our expectations, our cash balance increased, and our debt decreased sequentially from the second quarter. We are delivering on the three key metrics by which we are managing the company: digital revenue growth, digital earnings growth and the generation of cash.
    "Within the business units, we continue to see widespread evidence of the success of our digital transformation," Perez said. "Our Graphic Communications Group continues to demonstrate strong growth, coming off a very successful Print 05 trade show in September. In our Health Group, operating margins in the quarter rebounded from a soft start earlier this year, led by solid sales of computed radiography systems. On the consumer side, we began shipping last month the groundbreaking EASYSHARE-ONE zoom digital camera, making Kodak the first company to bring a Wi-Fi consumer digital camera to market."

    Other third-quarter 2005 details:

    -- Net cash provided by operating activities from continuing operations, as determined in accordance with GAAP, totaled $370 million in the third quarter, compared with $411 million in the year-ago quarter.

    -- Gross Profit on a GAAP basis was 26.3%, down from 32.0%, primarily because of increased restructuring activity compared with the year-ago period.

    -- Selling, General and Administrative expenses were 18.9% of sales, up from 18.6%, primarily reflecting the additional costs incurred through the ownership of KPG and Creo.

    -- Debt decreased $158 million from the second-quarter level, to $3.563 billion as of Sept. 30. So far this year, debt has increased $1.242 billion, reflecting more than $1.5 billion relating to acquisitions.

    -- Kodak held $610 million in cash on its balance sheet as of Sept. 30, up from $553 million on June 30, and down from $1.255 billion at the end of 2004. The company expects its cash balance to exceed $1 billion by the end of 2005.

    "Even after paying down debt and spending more on restructuring, I am pleased with our ability to increase our cash balance from the previous quarter," said Robert H. Brust, Kodak's Chief Financial Officer. "We remain confident in our ability to generate cash, and we note that the $900 million charge involving deferred tax assets in the U.S. has no cash impact. What's more, the net deferred tax assets can be realized in the future. The write-down results from current and expected future losses in the U.S. created by our accelerated and extensive restructuring actions. As a result, management has concluded that a valuation allowance is required under U.S. accounting rules."
    Segment sales and results from continuing operations, before interest, taxes, and other income and charges (earnings from operations), are as follows:

    -- Digital & Film Imaging sales totaled $1.995 billion, down 16%. Earnings from operations for the segment were $108 million, compared with $230 million a year ago. Highlights for the quarter included a 48% increase in the sales of KODAK PICTURE MAKER kiosks and related media; a 45% increase in sales of home printing products and media, including KODAK EASYSHARE Printer Docks; and a 20% increase in consumer digital capture sales, which includes KODAK EASYSHARE cameras.

    -- Graphic Communications Group sales were $886 million, up 158%, largely reflecting the acquisition of KPG and Creo. Earnings from operations in the third quarter were $15 million, compared with a loss of $16 million in the year-ago quarter.

    -- Health Group sales were $635 million, down 1%. Earnings from operations for the segment were $90 million, compared with $106 million a year ago. Highlights included a 24% increase in digital capture systems, reflecting a rebound in sales of computed radiography systems, as well as strong sales of healthcare information systems.

    -- All Other sales were $37 million, up 48% from the year-ago quarter. The loss from operations totaled $55 million, compared with a loss of $53 million a year ago. The All Other category includes the Display & Components operation and other miscellaneous businesses.

    "As I indicated at our investor meeting on Sept. 28, we anticipate that more than 40% of the company's total digital revenue in 2005 will occur in the last four months of the year, reflecting the seasonality common to digital markets and the company's acquisitions earlier this year," Perez said. "As those sales occur, we will enjoy increased digital earnings, as September's performance shows.
    "We've made it clear that we measure success against the three critical metrics that best reflect the company we are building - digital revenue growth, digital earnings growth and cash flow," Perez said. "In each category, our performance in the third quarter was in line with the expectations presented on Sept. 28, and we intend to carry this momentum into the fourth quarter and 2006."

    Antonio Perez and Robert Brust will host a conference call with investors at 11:00 a.m. eastern time today. To access the call, please use the direct dial-in number: 913-981-4910, access code 6565459. There is no need to pre-register.
    For those wishing to participate via an Internet Broadcast, please access our Kodak Investor Relations web page at: http://www.kodak.com/go/invest.
    The call will be recorded and available for playback by 2:00 p.m. eastern time today by dialing 719-457-0820, access code 6565459. The playback number will be active until Wednesday, Oct. 26, at 5:00 p.m. eastern time.

    Digital and traditional revenues, digital earnings, and digital earnings excluding certain purchase accounting costs for KPG and Creo and operating results for Creo are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures." Reconciliations of these measures included in this press release to the most directly comparable GAAP financial measures can be found in the Financial Discussion Document attached to this press release.

    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's earnings, revenue, and cash are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including the successful:

    -- Implementation of our digital growth strategy and business model;

    --  Implementation of a changed segment structure;

    -- Implementation of our cost reduction program, including asset rationalization, reduction in general and administrative costs and personnel reductions;

    -- Implementation of, and performance under, our debt management program;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED) displays, and digital products);

    -- Implementation of intellectual property licensing and other strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of newly acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    --  Improvement in supply chain efficiency;

    -- Implementation of our strategies designed to address the decline in our analog businesses; and

    -- Performance of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    Forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- Changes in our debt credit ratings and our ability to access capital markets;

    -- The nature and pace of technology evolution, including the analog-to-digital transition;

    --  Continuing customer consolidation and buying power;

    -- Current and future proposed changes to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- General economic, business, geopolitical, regulatory and public health conditions;

    --  Market growth predictions, and

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission;

    Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.


    CONTACT: Eastman Kodak Company
             Media:
             Gerard Meuchner, 585-724-4513
             gerard.meuchner@kodak.com
             or
             David Lanzillo, 585-781-5481
             david.lanzillo@kodak.com
             or
             Investor Relations:
             Don Flick, 585-724-4352
             donald.flick@kodak.com
             or
             Patty Yahn-Urlaub, 585-724-4683
             patty.yahn-urlaub@kodak.com